QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

ALLIANCE DATA SYSTEMS
CORPORATION

SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN
(SERP)

(As Amended and Restated Effective January 1, 2003)

ALLIANCE DATA SYSTEMS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

i

ARTICLE I—PREAMBLE

        The Alliance Data Systems Corporation Supplemental Executive Retirement Plan (the "SERP") was established, effective May 1, 1999, to provide an opportunity for a select group of management and highly compensated employees to defer a portion of their regular compensation and bonuses payable for services rendered to Alliance Data Systems Corporation ("ADSC") and its participating affiliates and to receive certain employer contributions. ADSC established the SERP to assist in attracting and retaining qualified individuals to serve as officers and key managers. The SERP is unfunded for tax purposes and for purposes of Title I of ERISA. ADSC hereby amends and restates the SERP in its entirety, effective January 1, 2003.

ARTICLE II—DEFINITIONS

        2.1  Account means the account maintained on the books of an Employer for the purpose of accounting for Contributory Contributions and Restorative Contributions, if any, allocated to a Participant. Each Account shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated beneficiary, pursuant to the SERP.

        2.2  ADSC means Alliance Data Systems Corporation.

        2.3  Alliance or ADSI means ADS Alliance Data Systems, Inc.

        2.4  Associate means any person receiving compensation for personal services rendered in the employment of an Employer.

        2.5  Change in Control means one of the following events: (i) the merger, consolidation or other reorganization of ADSC in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of ADSC, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of ADSC), cash, or other property, (ii) the sale, lease or exchange of all or substantially all of the assets of ADSC to any other corporation or entity (except a direct or indirect wholly owned subsidiary of ADSC), (iii) the adoption by the stockholders of ADSC of a plan of liquidation and dissolution, (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity, including without limitation a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (whether or not such Act is then applicable to ADSC), of beneficial ownership, as contemplated by such Section, of more than twenty percent (20%) (based on voting power) of ADSC's outstanding capital stock, or (v) as a result of or in connection with a contested election of directors, the persons who were the directors of ADSC before such election shall cease to constitute a majority of the Board of Directors.

        2.6  Code means the Internal Revenue Code of 1986, as amended.

        2.7  Code Section 401(a)(17) Limit means the limit imposed under Code section 401(a)(17) on the amount of a Participant's compensation that may be taken into account under the Qualified Plan. This limit is subject to adjustment each year and for 2002 is $200,000.

        2.8  Code Section 415 Limit means the limit imposed under Code section 415 on the amount that may be contributed with respect to a Participant under the Qualified Plan. This limit is subject to adjustment each year and for 2002 is the lesser of $40,000 or 100% of the Participant's compensation.

        2.9  Committee means the committee appointed pursuant to Section 10.1 to administer the SERP.

        2.10 Contributory Contributions means both contributions directed by a Participant to the SERP pursuant to Section 4.1 ("Elective Contributions") and contributions made pursuant to Section 4.2 ("Section 415 Contributions").

        2.11 Deduction Limitation means the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this SERP. Except as otherwise provided, this limitation shall be applied to all distributions that are subject to the Deduction Limitation under this SERP. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this SERP prior to the Change in Control is deductible, the Employer may defer payment of all or any portion of that distribution. Any amounts deferred pursuant to this limitation shall continue to be credited with earnings (or losses), and shall be distributed to the Participant or his or her beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid to the Participant will not be limited by Code section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

        2.12 Eligible Compensation means base salary or wages, overtime pay, performance based cash incentives, and commissions paid annually to an Associate, increased by the amount of any pre-tax contributions to the Qualified Plan or other benefit plans under section 125 of the Code and by the amount of any Elective Contributions. Excluded from Eligible Compensation are Restorative Contributions, Section 415 Contributions, severance payments, disability payments, workers compensation payments, stock option earnings, restricted stock or other equity-based compensation, referral or sign-on bonuses, service-related cash awards, and gross-up of wages for contest or other earnings. Eligible Compensation in excess of $1 million annually shall not be taken into account under the SERP.

        2.13 Employer means Alliance and any other entity affiliated with ADSC that has adopted the SERP with the approval of the Committee.

        2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

        2.15 Incentive Compensation means that portion of a Participant's Eligible Compensation that is paid as an incentive bonus based on performance.

        2.16 Participant means an Associate who is eligible to participate in the SERP.

        2.17 Restorative Contribution means a contribution by an Employer pursuant to Section 4.3.

        2.18 Retirement Contribution means the non-matching contribution made to the Qualified Plan pursuant to its Section 4.5 in effect as of January 1, 2001.

        2.19 Qualified Plan means the Alliance Data Systems 401(k) and Retirement Savings Plan.

        2.20 Regular Compensation means a Participant's base salary or wages.

        2.21 SERP means this Alliance Data Systems, Inc. Supplemental Executive Retirement Plan.

ARTICLE III—ELIGIBILITY

        3.1  Eligibility. All full-time Associates who are on the United States payroll of an Employer are eligible to participate in the SERP for a calendar year provided (1) the Associate's Eligible Compensation is at least $170,000 as of December 31st of the previous calendar year, and (2) he or she is a participant in the Qualified Plan.

        3.2  Enrollment Procedure. Each Participant shall be eligible for a Restorative Contribution and a Section 415 Contribution without application. To be eligible for Elective Contributions, a Participant must file an Enrollment Form, a copy of which is attached as Exhibit A, prior to the beginning of the calendar year for which the enrollment is to be effective.

        3.3  Modification. A Participant may terminate an election to make Elective Contributions at any time, but may not decrease or increase the election until the next calendar year. If a Participant elects to stop during the calendar year, he or she may not resume making Elective Contributions until the next January 1st.

        3.4  Ineligible Participant. Notwithstanding any other provisions of this SERP, if the Committee believes that any Participant may not qualify as a member of a group of "management or highly compensated employees," as determined in accordance with sections 201(2), 301(a)(3), and 401(a)(l) of ERISA, the Committee in its sole discretion may direct that such Participant shall cease to be eligible to participate in this SERP. Upon such determination, the Employer shall make an immediate lump sum payment to the Participant equal to the amount credited to his or her Account. Upon such payment, no benefit shall thereafter be payable under the SERP either to the Participant or any beneficiary of the Participant.

ARTICLE IV—CONTRIBUTIONS

        4.1  Elective Contributions. Prior to the beginning of each calendar year, a Participant may direct an Employer to withhold a percentage of Regular Compensation and Incentive Compensation and allocate it to his or her Account. The Participant may select any whole number percentage up to fifty (50) and allocate that percentage, in any whole numbers including zero, between Incentive Compensation and Regular Compensation.

        4.2  Section 415 Contributions. Whether or not a Participant elects to make Elective Contributions, the Employer shall allocate to each Participant any contributions to the Qualified Plan that would otherwise have been returned to the Participant on account of the Code Section 415 Limit, except that any such amount that is attributable to after-tax contributions shall be returned to the Participant in cash.

        4.3  Restorative Contributions. Whether or not a Participant elects to make Elective Contributions, the Employer shall allocate to each Participant an amount equal to the amount of the Retirement Contribution, if any, that the Employer could not make to such Participant under the Qualified Plan because of the Code Section 401(a)(17) Limit, reduced, if necessary, to take into account the $1 million limit on Includible Compensation.

        4.4  Crediting Contributions. The amount of Eligible Compensation that a Participant elects to defer pursuant to Section 4.1 shall be credited to the Participant's Account as of the date such Compensation would otherwise become payable to the Participant. Section 415 Contributions shall be credited as of the date distributed from the Qualified Plan. Restorative Contributions shall be credited as of the date such contributions would otherwise have been made under the Qualified Plan.

ARTICLE V—LEAVE OF ABSENCE

        5.1  Paid Leave of Absence. If a Participant is authorized by an Employer for any reason to take a paid leave of absence, the Participant shall continue to be considered employed by the Employer. Contributory Contributions shall continue during such paid leave of absence, and the Participant shall remain eligible for a Restorative Contribution.

        5.2  Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence, the Participant shall continue to be considered employed by the Employer, but may not make Elective Contributions until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, Elective Contributions shall resume. The Participant shall remain eligible for Restorative Contributions and Section 415 Contributions.

ARTICLE VI—VESTING

        6.1  Vesting. Participants are always 100% vested in their Contributory Contributions and the earnings on these contributions. Participants shall vest in the Restorative Contributions in accordance with the vesting schedule and rules applicable to Retirement Contributions. If a Participant terminates employment and receives a payout of his vested Account at a time when the Account is not fully vested, the Participant will forfeit the nonvested portion of the Account; and the forfeiture shall not be restored for any reason, including a subsequent reemployment. Forfeitures shall be used to offset future Restorative Contributions. Upon termination of the SERP, unallocated forfeitures shall be returned to the Employer.

        6.2  Change of Control. In the event of a Change of Control, all Participants shall be 100% vested in their Restorative Contributions, notwithstanding Section 6.1.

ARTICLE VII—FUNDING AND INVESTMENT

        7.1  Unfunded Plan. Neither Contributory Contributions nor Restorative Contributions shall be set aside in a trust or otherwise funded. Any assets of an Employer available to pay SERP benefits shall be subject to the claims of the Employer's general unsecured creditors and may be used by the Employer in its sole discretion for any purpose. Any payments made to Participants under the SERP will be made from the general assets of the Employer.

        7.2  Change of Control. In the event of a Change of Control, ADSC will establish the type or trust known as a "rabbi trust," to which will be contributed sufficient assets to fully fund all Accounts. All assets in the rabbi trust will remain subject to the claims of the Employer's creditors, and a Participant will continue to have the status of an unsecured creditor with respect to the Employer's obligation to make benefit payments.

        7.3  Investment of Accounts. As of the effective date of this restated SERP, Contributory and Restorative Contributions are credited with interest at a rate of 8% a year, compounded quarterly. The applicable interest rate was established by ADSC and shall be adjusted periodically at the sole discretion of the Committee. The Committee may, in its sole discretion, direct that the Employer invest the amount credited to an Account, in whole or in part, in such property (real, personal, tangible or intangible), as the Committee may select (collectively the "Investments"), or may direct that the Employer retain the amount credited as cash to be added to its general assets. The Employer shall be the sole owner and beneficiary of all Investments, and all contracts and other evidences of the Investments shall be registered in the name of the Employer.

ARTICLE VIII—DISTRIBUTION OF BENEFITS

        8.1  In-Service Distributions. A Participant who is actively employed by an Employer generally may not withdraw or otherwise access any amounts credited to an Account. For example, loans are not permitted. However, amounts may be withdrawn in the event of an "unforeseeable financial emergency," which is an unanticipated emergency that is caused by an event beyond the control of the Participant or beneficiary and that would result in severe financial hardship to the individual if early withdrawal were not permitted. Any such early withdrawal must be approved by the Committee and must be limited to an amount necessary to meet the emergency. If the Committee or its delegate approves a distribution on this basis, the distribution shall be made as soon as practicable thereafter; and the Participant's right to make Elective Contributions shall be suspended until the first of the month following 6 months from the date funds are distributed.

        8.2  Retirement Distributions. If a Participant ceases to be actively employed by an Employer, retires, or becomes totally disabled (under the terms of the long-term disability plan and as determined by the Employer's disability carrier at the time of distribution), the value of the Participant's

Contributory Contributions, the vested portion of the Restorative Contributions, and any accrued interest thereon will be distributed. For this purpose an individual who is receiving severance payments from an Employer as part of a separation agreement shall be considered to have ceased to be actively employed by the Employer. Payments will be made within sixty (60) days of the end of the quarter in which the Participant becomes eligible for a distribution. All benefits will be paid in one (1) lump-sum payment, subject to applicable withholding and the Deduction Limitation.

        8.3  Death Benefits. Any vested, undistributed amount credited to a Participant's Account on the date he or she dies shall be distributed in one lump sum to the Participant's designated beneficiary. If no valid beneficiary designation is on file, benefits will be paid to the Participant's estate.

        8.4  Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefits under this SERP becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Committee shall cause to be distributed to the Participant funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the existing balance in a Participant's Account). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted and shall reduce any subsequent benefits paid under this SERP.

        8.5  Withholding. If the Employer believes it is required to withhold and pay over any taxes or other amounts from a Participant's Eligible Compensation pursuant to any state, federal, or local law, such amounts shall, to the extent possible, be withheld from the Participant's Eligible Compensation before such amounts are credited under the SERP. Any additional withholding amount required shall be paid by the Participant to the Employer as a condition to the crediting of any contributions to the Participant's Account. The Employer shall withhold any required state, federal, or local taxes or other amounts from any benefits payable to a Participant or beneficiary.

ARTICLE IX—AMENDMENT AND TERMINATION

        9.1  Amendment. ADSC may at any time amend, suspend, or reinstate any or all of the provisions of the SERP, except that no such amendment, suspension, or reinstatement may adversely affect the vested portion of any Participant's Account as it existed as of the effective date of such amendment, suspension, or reinstatement, without such Participant's prior written consent. Written notice of any amendment or other action with respect to the SERP shall be given to each Participant.

        9.2  Termination. ADSC, in its sole discretion, may terminate this SERP at any time and for any reason whatsoever. Upon termination of the SERP, the Committee shall cause to be distributed to each Participant as soon as practicable the entire value of the vested portion of his or her Account. The Committee shall take such actions as it deems appropriate, in its sole discretion, to administer any Accounts existing prior to such termination distributions.

ARTICLE X—ADMINISTRATION

        10.1 Committee. The Committee shall administer the SERP. The members of the Committee shall be Associates who are appointed by, and serve at the pleasure of, the ADSC Board of Directors. The Committee has complete and absolute authority to interpret any provision of the SERP and, in its sole discretion, decide all questions and issues arising under the SERP including, without limitation, questions of fact, eligibility to participate in the SERP, and the amount of benefits, if any, due under the SERP. Decisions of the Committee are final and binding upon all parties. Additional information about the SERP is available by contacting:

  SERP Committee
  C/O EVP & Chief Administrative Officer
  Alliance Data Systems
  17655 Waterview Parkway
  Dallas, TX 75252

        10.2 Claims Procedure. In the event a Participant or beneficiary has a dispute concerning his or her benefit, the claim for the benefit shall first be submitted in writing to the EVP & Chief Administrative Officer of Alliance. In the event that the EVP & Chief Administrative Officer does not provide a response satisfactory to the Participant within ninety (90) days after receipt of the claim, the Participant or named beneficiary may submit the claim in writing, within sixty (60) days thereafter to the Committee, whose decision regarding the claim shall be final and binding on each Participant or person claiming under the SERP. The claimant shall be notified of the Committee's decision within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review.

        10.3 Participant Statements. A summary of the status of each Participant's Account, reflecting Contributory Contributions, the vested and unvested Restorative Contributions, and accrued interest, will be prepared and distributed annually.

ARTICLE XI—MISCELLANEOUS

        11.1 Not a Contract of Employment. This SERP shall not be deemed to constitute a contract between an Employer and any Associate or other person, whether or not in the employ of an Employer. Nothing herein contained shall be deemed to give any Associate or other person, whether or not in the employ of an Employer any right to be retained in the employ of an Employer, nor to interfere with the right of an Employer to discharge any Associate at any time or to treat the Associate without any regard to the effect which such treatment might have upon said Associate as a participant of the SERP.

        11.2 Non-Assignability. Except as may otherwise be required by law, no distribution or payment under the SERP to any Participant, named beneficiary, heirs and successors shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Nor shall any such distribution or payment be in any way subject to the debts, contracts, liabilities, engagements, or torts of any person entitled to such distribution or payment. If any Participant, named beneficiary, heir, or successor is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment, or any part thereof, to or for the benefit of such Participant, named beneficiary, heir or successor in such manner as the Committee shall direct.

        11.3 Savings Clause. If any provision of this instrument is finally held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

        11.4 Governing Law. The provisions of the SERP shall be construed, administered and governed under applicable Federal law and the laws of the State of Ohio.

        This amended and restated SERP is hereby adopted this    day of                        , 2002, but effective as of January 1, 2003.

ALLIANCE DATA SYSTEMS CORPORATION
By: Title:

QuickLinks

  Exhibit 10.17